UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 10, 2023

KINETA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37695	20-8436652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

219 Terry Ave. N., Suite 300 Seattle, WA	98109
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (206) 378-0400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	KA	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2023, Kineta, Inc. (the “Company”) entered into an Open Market Sale AgreementSM (the “Agreement”) with Jefferies LLC, as sales agent (“Jefferies”), pursuant to which the Company may offer and sell (the “Offering”), from time to time at its sole discretion through Jefferies, shares of the Company’s common stock, par value $0.001 per share (the “Shares”), having an aggregate offering price of up to $17,500,000, subject to the offering limits in General Instruction I.B.6 to Form S-3.

Subject to the terms and conditions of the Agreement, Jefferies has agreed to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to sell from time to time the Shares so designated by the Company as sales agent in accordance with the Company’s instructions (including any price, time or size limits or other customary parameters or conditions the Company may impose). The Company cannot provide any assurances that it will issue any Shares pursuant to the Agreement. The sales, if any, of the Shares under the Agreement may be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (the “Securities Act”), or in privately negotiated transactions or block transactions. The Agreement provides that the commission payable to Jefferies for sales of the Shares with respect to which Jefferies acts as sales agent shall be 3.0% of the gross proceeds from the sale of such Shares sold pursuant to the Agreement. The Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company has agreed to indemnify Jefferies against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended. The Company will also reimburse Jefferies for certain expenses incurred in connection with the Agreement. The Offering will terminate upon the earliest of (a) the sale of the maximum number or amount of the Shares permitted to be sold under the Agreement and (b) the termination of the Agreement by the parties thereto.

The Company currently intends to use any net proceeds from the Offering as described in the Prospectus Supplement (as defined below).

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Offers and sales of the Shares by the Company under the Agreement, if any, will be made pursuant to a shelf registration statement on Form S-3 (File No. 333-269340) that was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 30, 2023 and a related prospectus, dated January 30, 2023, and prospectus supplement, dated February 10, 2023 (the “Prospectus Supplement”), in each case, filed with the SEC. As further described in the Prospectus Supplement, as of February 7, 2023, due to the limitations set forth in General Instruction I.B.6 to Form S-3, the Company may offer and sell Shares having an aggregate offering price of up to $17,500,000 from time to time through Jefferies pursuant to the Agreement. If the Company’s public float increases such that it may sell additional Shares under the Agreement, the Company will file a new prospectus supplement with the SEC prior to making such additional sales.

The legal opinion of Orrick, Herrington & Sutcliffe LLP relating to the legality of the Shares and related consent are attached as Exhibits 5.1 and 23.1, respectively, to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the securities discussed herein, nor shall there be any offer, solicitation, or sale of the securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

Item 1.02. Termination of Material Definitive Agreement.

On February 10, 2023, the Company terminated the Open Market Sale AgreementSM, dated as of December 3, 2021 (the “Prior Sale Agreement”), by and between the Company and Jefferies.

The termination of the Prior Sale Agreement was effective on February 10, 2023. As previously reported, pursuant to the terms of the Prior Sale Agreement and the related prospectus filed with the SEC on December 3, 2021, the Company could offer and sell shares of its common stock having an aggregate offering price of up to $60 million from time to time through Jefferies. The Company is not subject to any termination penalties related to the termination of the Prior Sale Agreement. The Company sold 35,291 shares of its common stock for gross proceeds of approximately $0.5 million pursuant to the Prior Sale Agreement through the termination date of such agreement. The Company will not make any further sales of shares of its common stock under the Prior Sale Agreement and the related prospectus supplement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Open Market Sale AgreementSM, dated February 10, 2023, by and between Kineta, Inc. and Jefferies LLC.

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2023	Kineta, Inc.

	By:	/s/ Shawn Iadonato
	Name:	Shawn Iadonato, Ph.D.
	Title:	Chief Executive Officer and Director